EXHIBIT 13

                                              Issue Date: April 13, 1999
                                              L/C No.: U-287508


The Chase Manhattan Bank
Global Trade Services Group
P.O. Box 44 Church Street Station
New York, NY  10008-0044

Cable Address: CHAMANBANK New York


Advising Bank

DIRECT                               Applicant:

                                     Berkshire Realty Holdings, L.P.
                                     345 Park Avenue
                                     New York, NY  10154

Beneficiary

American Stock Transfer and          Amount: USD 29,500,000.00
   Trust Company,                    (Twenty Nine Million Five Hundred
   as Escrow Agent                   Thousand and 00/100 United States Dollars
40 Wall Street
New York, NY  10005


IRREVOCABLE LETTER OF CREDIT NUMBER U-287508

Ladies and Gentlemen:

     For the account of Berkshire Realty Holdings, L.P., a Delaware limited partnership, we hereby authorize American Stock Transfer and Trust Company, as escrow agent (the "Beneficiary"), to draw on us up to an aggregate amount of twenty-nine million five hundred thousand United States dollars (US $29,500,000.00) (the "Credit Amount") available by presentation to us at our counters located at 4 Chase Metrotech Center, 8th floor, Brooklyn, New York 11245, Attention: Standby Letter of Credit Department of the Beneficiary's Draft at sight on us accompanied by a written statement purportedly signed by an authorized officer of the Beneficiary in the form of Exhibit A attached hereto (the "Certificate to Accompany Draft").


                                              /s/ [Authorized Signatory]

     Any draft so drawn must be marked: "Drawn Under The Chase Manhattan Bank Letter of Credit No. U-287508." We engage with you that all drafts drawn by you under and in compliance with the terms of this Letter of Credit will be duly honored by us on delivery of documents as specified if presented at this office on or before January 31, 2000 (the "Expiration Date"). There shall be no conditions to drawings other than as stated above.

     We hereby agree to honor a drawing made hereunder in compliance with this Letter of Credit by transferring in immediately available funds the amount specified in the draft, in accordance with the payment instructions contained in the Certificate to Accompany Draft.

     This Letter of Credit may not be transferred by Beneficiary.

     This Letter of Credit sets forth in full the terms of our understanding and such undertaking shall not in any way be modified, amended or amplified by reference to any document, instrument or agreement referred to herein or in which this Letter of Credit is referred to or to which this Letter of Credit relates, and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement.

     This Letter of Credit is subject to the International Standby Practices ("ISP 98"), International Chamber of Commerce Publication No. 590 (the "ISP"). This Letter of Credit, as to matters not governed by the ISP, shall be governed by the laws of the State of New York, including the Uniform Commercial Code as in effect in the State of New York.


                                              /s/  [Authorized Signatory]


















                                      -2-